Exhibit 10.1

Summary of 2011 Named Executive Officer Cash Compensation

The Compensation Committee of our Board of Directors has approved 2011 base salaries for our named executive officers in amounts unchanged from 2010, as set forth below.

The Compensation Committee has also approved a process for the determination of 2011 cash bonuses for our named executive officers, pursuant to which bonuses, if any, will be determined in the discretion of the Compensation Committee based on the achievement of certain corporate goals and individual performance in 2011. The corporate goals include objectives relating to the development of existing drug candidates, the identification of additional drug candidates and the achievement of certain financial and business goals. Achievement of these corporate goals will be evaluated by the Compensation Committee in making determinations regarding bonuses for 2011 performance. However, the Compensation Committee retains broad discretion over the amount and payment of cash bonuses and is not bound by any pre-determined agreement, formula or other standard with respect to such decisions.

The Compensation Committee has established a bonus target, expressed as a percentage of base salary, for each of our named executive officers, assuming full achievement of corporate goals and a high level of individual performance. The bonus target percentages for each of our named executive officers are unchanged from 2010, as set forth below.

Name and Position	2011 Base Salary	2011 Bonus Target
Arthur T. Sands, M.D., Ph.D. President and Chief Executive Officer	$580,000	50%
Alan J. Main, Ph.D. Executive Vice President of Pharmaceutical Research	$350,000	35%
Jeffrey L. Wade, J.D. Executive Vice President, Corporate Development and Chief Financial Officer	$385,000	40%
Brian P. Zambrowicz, Ph.D. Executive Vice President and Chief Scientific Officer	$400,000	40%
James F. Tessmer Vice President, Finance and Accounting	$235,000	25%